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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Wednesday, July 26, 2000


                            Statement by Sizzler USA


  MILWAUKEE, July 26 /PRNewswire/ -- The operator of a Sizzler(R) franchise restaurant in Milwaukee, Wisconsin is working closely with health department officials to determine how several area food poisoning cases may have originated at that restaurant. The problem appears to be limited to this particular restaurant.

  All Sizzler(R) restaurants adhere closely to the Food and Drug
Administration's Hazard Analysis and Critical Control Point guidelines (HACCP)in food preparation. Sizzler(R) restaurants follow HACCP procedures to assure that guests enjoy the highest possible food safety and cleanliness standards at all times.

  Sizzler USA Chief Executive Officer Thomas E. Metzger, FMP is contacting the families of those involved directly to express concern and to offer whatever resources may be helpful. Metzger and a team of Sizzler USA representatives are flying to Milwaukee to provide assistance.

  Sizzler USA is confident that the owner of its franchise restaurant is taking all necessary steps, including cooperating with health department officials and closing the restaurant, to facilitate a rapid investigation. Sizzler USA and all of its franchise stores, have long enjoyed a strong record in the restaurant industry for safety and cleanliness.

  Sizzler USA is based in Culver City, California and operates 65 company-owned restaurants as well as 200 Sizzler(R) franchises nationwide.